Exhibit 4.1

FLURRY, INC. AMENDED AND RESTATED

2005 STOCK OPTION PLAN

(formerly known as SVB Technologies, Inc. 2005 Stock Option Plan)

(as amended and restated as of December 18, 2013)

1. Purpose. The purpose of the Plan is to provide an incentive to attract, retain and reward individuals performing services for the Company and to motivate such individuals to contribute to the growth and profitability of the Company.

2. Definitions. Whenever the following terms are used in the Plan, they shall have the meaning indicated below, unless a different meaning is required by the context.

(a) “Administrator” means either the Board or a committee of at least two Board members to which the Board allocates administration of the Plan.

(b) “Board” means the board of directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Company” means, collectively, the Corporation and any “parent corporation” or “subsidiary corporation” of the Corporation as defined in Code §424(e) and §424(f), respectively.

(e) “Corporation” means Flurry, Inc., a Delaware corporation.

(f) “ISO” means an incentive stock option within the meaning of Code §422.

(g) “NSO” means an option that is not an ISO.

(h) “Optionee” means a person to whom an option has been granted under the Plan. If a NSO is assigned pursuant to Section 6(c), the term “Optionee” shall mean the assignee when required by the context.

(i) “Plan” means this Flurry, Inc. Amended and Restated 2005 Stock Option Plan.

(j) “Service” means the Optionee’s employment or service with the Company, whether in the capacity of an employee, a director, or a consultant.

(k) “Share” means one share of common stock of the Corporation.

3. Administration. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have the authority to select the persons to be granted options under this Plan, to fix the number of shares that each Optionee may purchase, to determine the exercise price of options granted, to set the terms and conditions of each option, and to determine all other matters relating to administration and operation of the Plan. The terms and conditions of each option includes whether an option should be an ISO or a NSO. All questions of interpretation, implementation, and application of the Plan shall be determined by the Administrator in its sole discretion. Such determinations shall be final and binding on all persons. No member of the Board or committee that acts as Administrator shall be liable for any act or omission on such member’s own part, including but not limited to the exercise of any power or discretion given to such member under the Plan, except for those acts or omissions resulting from such member’s own gross negligence or willful misconduct.

4. Shares Subject to the Plan. The maximum number of Shares that may be issued pursuant to options granted under the Plan is 15,899,438, subject to adjustment as provided in Section 6(e) and subject to limited re-issuance as indicated below. If an option expires, is surrendered, or becomes unexercisable without having been exercised in full, or if any unissued Shares are retained by the Corporation upon exercise of an option in order to satisfy the exercise price for such option or any withholding taxes due with respect to such exercise, the unissued or retained Shares shall become available for future grant under the Plan (unless the Plan has terminated). If unvested Shares are forfeited (repurchased by the Corporation at their original purchase price), such Shares shall also become available for future grant under the Plan. Other Shares that actually have been issued under the Plan pursuant to an option shall not be returned to the Plan and shall not become available for future grant under the Plan. No more than 15,899,438 Shares may be issued pursuant to ISOs under the Plan, subject to adjustment in Section 6(e).

5. Eligibility. The Administrator may grant an option or options to any natural person (or any other person if the securities law requirements are met) who is an employee, consultant, or director of the Company, as selected in the sole discretion of the Administrator.

6. General Terms and Conditions.

(a) Option Agreements. Each option granted under the Plan shall be authorized by action of the Administrator and shall be evidenced by a written agreement in such form as the Administrator shall from time to time approve, which agreement shall comply with and be subject to the terms and conditions of the Plan.

(b) ISOs or NSOs. Options granted under the Plan shall be designated by the Administrator as either ISOs or NSOs. The Company does not represent or warrant that an option intended to be an ISO qualifies as such. To the extent that the aggregate fair market value (determined as of the date the option is granted) of the Shares with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds one-hundred thousand dollars ($100,000), the option shall be treated as a NSO. If an ISO is exercised more than three (3) months after the date on which Optionee ceases to be an employee (other than by reason of death or a permanent and total disability as defined in Code §22(e)(3)), the option will be treated as a NSO, and not an ISO, as required by Code §422.

(c) Transferability. Options granted under the Plan are not transferable by the Optionee other than upon death by will or intestate succession and shall be exercisable during the Optionee’s lifetime only by the Optionee; provided, however, that a NSO may be transferred upon the approval of the Administrator (in its sole discretion) by appropriate instrument to an inter vivos or testamentary trust in which the option is to be passed to the Optionee’s beneficiaries upon the Optionee’s death or by gift to the Optionee’s immediate family

(consisting of the Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law, and shall include adoptive relationships). No option or interest therein may be otherwise transferred, assigned, pledged, or hypothecated by Optionee, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process. Any such purported assignment, sale, transfer, delegation, or other disposition shall be null and void.

(d) Modification, Extension, and Renewal. The Administrator shall have the power to modify, extend, or renew outstanding options and authorize the grant of new options in substitution therefor, provided that any such action may not have the effect of significantly impairing any rights or obligations of any option previously granted without the consent of Optionee.

(e) Changes in Capitalization or Corporate Transaction. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, separation, liquidation or other change in the corporate structure or capitalization affecting the Shares, appropriate adjustment shall be made by the Administrator in the kind, option price, and number of shares of stock (including, but not limited to, the maximum number of Shares reserved under the Plan and the maximum number of ISOs that may be granted under the Plan) that are or may become subject to options granted or to be granted under the Plan. If in connection with the change the Corporation ceases to exist, the surviving or successor entity may either assume the Corporation’s rights and obligations with respect to outstanding options or substitute for outstanding options substantially equivalent options for equity interests in the entity. If there is no surviving or successor entity, an Optionee’s outstanding option shall be exercisable (i) as of the date seven (7) days before the change and (ii) as if the date from which option exercisability (or lapse of unvested Share repurchase rights) is determined (as set forth in the option agreement) were adjusted to be the date that is one year prior to the original date. The exercise of any option that was permissible solely by reason of a change shall be conditioned upon consummation of the change. Options that are not exercised as of the time of the change shall terminate and cease to be outstanding.

7. Exercise.

(a) Exercise Price. The exercise price of an option shall be not less than one hundred percent (100%) of the fair market value of a Share on the date of grant. The Administrator shall in good faith determine the fair market value (in accordance with the requirements of Section 409A of the Code) and the fair value.

(b) Time of Exercise. An option shall become exercisable as specified in the option agreement. An option shall not be exercisable after the 10th anniversary of the date of grant.

(c) Special ISO Rules for 10% Owners. The exercise price of an ISO granted to an individual who owns stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Corporation (determined in accordance with the applicable rules under the Code) shall not be less than one hundred ten percent (110%) of the fair market value and the fair value of a Share on the date of grant. No ISO granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be exercisable after the expiration of five (5) years from the date of grant.

(d) Notice of Exercise. Optionees may exercise only by providing written notice to the Corporation at the address specified in the option agreement, accompanied by full payment for the Shares to be purchased and the satisfaction of any required withholding taxes. After receiving proper notice of exercise and payment, the Corporation shall issue a certificate(s) for the Shares purchased, registered in Optionee’s name (or in Optionee’s name and the name of Optionee’s spouse as community property or as joint tenants with a right of survivorship). Such certificate(s) shall bear a legend similar to the following, if applicable:

This Stock is Subject to Restrictions on Negotiability

This stock is held pursuant to a certain Agreement effective as of [insert date], and subject to the terms of the Corporation’s 2005 Stock Option Plan, copies of which are filed with the Secretary of the Corporation, and this stock cannot be sold, transferred, bequeathed, hypothecated, encumbered, or otherwise disposed of, except as provided in the Plan or Agreement and subject to the terms thereof.

(e) Taxes and Withholding. The Corporation shall have the right to deduct from the Shares issuable upon the exercise of an option, or to accept from Optionee the tender of, a number of whole Shares having a fair market value, as determined by the Corporation, equal to all or any part of the minimum federal, state, local and foreign taxes, if any, required by law to be withheld by the Corporation with respect to such option or the Shares acquired upon the exercise thereof. Alternatively or in addition, in its sole discretion, the Corporation shall have the right to require Optionee, through payroll withholding, cash payment or otherwise, including by means of a cashless exercise (as described in Section 8(b)), to make adequate provision for any such minimum tax withholding obligations of the Corporation arising in connection with the option, or the Shares acquired upon the exercise thereof.

8. Payment of Exercise Price. In the sole discretion of the Administrator, payment of any option’s exercise price may be made in cash, by check or cash equivalent, or as provided otherwise in this section, partly or wholly, to the extent allowed by law.

(a) By Tender of Stock. Payment may be made by tender to the Corporation of Shares owned by Optionee having a fair market value (as determined by the Administrator without regard to any restrictions on transferability applicable to such Shares by reason of federal or state securities laws or agreements with the Corporation’s underwriter) not less than the exercise price. Unless otherwise allowed under the option agreement, an option may not be exercised by tender to the Corporation of Shares unless such Shares (i) have been owned by Optionee for more than six (6) months, (ii) were not acquired, directly or indirectly, from the Corporation or (iii) are to pay required taxes as described in Section 7(e).

(b) By Cashless Exercise. The Administrator reserves, at any and all times, the right, in the Administrator’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of options by the assignment of the proceeds of a sale with respect to some or all of the Shares being acquired upon the exercise of the option, including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System.

(c) By Promissory Note. Payment may be made, if permitted under the option agreement, by Optionee’s promissory note in a form approved by the Administrator.

9. Termination of Options.

(a) Termination of Service. If an Optionee’s Service terminates, his or her rights to exercise an option then held shall be limited. Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which Optionee renders Service or a change in the Company, provided that there is no interruption or termination of Optionee’s employment or service. Optionee’s Service with the Company shall be treated as continuing intact while the Optionee is on military, sick leave, or other bona fide leave of absence (such as temporary employment by the government) approved by the Company if the period of such leave does not exceed 90 days, or, if longer, so long as the Optionee’s right to reemployment with the Corporation is guaranteed either by statute or by contract. Where the period of leave exceeds 90 days and where the Optionee’s right to reemployment is not guaranteed either by statute or by contract, Service will be deemed to have terminated on the 91st day of such leave. Subject to the foregoing, the Administrator, in its sole discretion, shall determine whether Optionee’s Service has terminated and the effective date thereof.

(b) Regular Termination. Except as otherwise provided in paragraphs (c) through (e), if an Optionee’s Service terminates, Optionee shall have the right for a period of 3 months after the date of termination to exercise the option to the extent Optionee was entitled to exercise the option on that date; provided, however, that the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within this period, the option will terminate.

(c) Termination by Disability. If an Optionee becomes disabled (within the meaning of Code §22(e)(3)) while in Service, Optionee or his or her qualified representative shall have the right for a period of twelve (12) months after the date on which Optionee’s Service ends to exercise the option to the extent Optionee was entitled to exercise the option on that date, provided the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within this period, the option will terminate.

(d) Termination Upon Death. If an Optionee dies while in Service, the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the Optionee shall have the right for a period of twelve (12) months after the date of death to exercise the option to the extent Optionee was entitled to exercise the option on that date, provided the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within this period, the option will terminate.

(e) Termination for Cause. If an Optionee’s Service is terminated by the Company for Cause, Optionee shall have no right to exercise the option, and the option will terminate. “Cause” means that Optionee is determined by the Administrator to have committed an act of embezzlement, fraud, dishonesty, or breach of fiduciary duty to the Company, or to have deliberately disregarded the rules of the Company, under circumstances that could normally be expected to result in loss, damage, or injury to the Company, or because Optionee has made any unauthorized disclosure of any of the secrets or confidential information of the Company, has induced any client or customer of the Company to break any contract with the Company, has induced any principal for whom the Company acts as agent to terminate the agency relationship, or has engaged in any conduct that constitutes unfair competition with the Company.

(f) Option Agreement. The option agreement may provide rules different from those set forth in subsections (a) through (e), provided that, in the absence of Cause, the option must be exercisable for at least 30 days after termination of Service (6 months in the case of termination caused by death or disability), but not after the expiration of the term of the option.

10. Change in Control. An option’s exercisability and term may be affected by a Change in Control, as described in this Section.

(a) Optional Assumption or Substitution. At the time of a Change in Control, the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiror”), may either assume the Corporation’s rights and obligations with respect to outstanding options or substitute for outstanding options substantially equivalent options for the Acquiror’s stock. If the Acquiror is the same corporate entity as the Corporation, or its successor by merger, a reaffirmation of the option shall be treated as an assumption, and a failure to reaffirm shall be treated as a failure to assume.

(b) No Assumption or Substitution–Acceleration of Vesting. If the Acquiror does not assume or substitute for outstanding options in connection with a Change in Control, an Optionee’s outstanding option shall be exercisable (i) as of the date seven (7) days before the Change in Control Date and (ii) as if the date from which option exercisability (or lapse of unvested Share repurchase rights) is determined (as set forth in the option agreement) were adjusted to be the date that is one year prior to the original date. The exercise of any option that was permissible solely by reason of a Change in Control shall be conditioned upon consummation of the Change in Control.

(c) No Assumption or Substitution–Termination. Options that are neither assumed nor substituted for by the Acquiror in connection with a Change in Control, nor exercised as of the time of the Change in Control, shall terminate and cease to be outstanding.

(d) Definition. For purposes of this Plan, a Change in Control means a single Ownership Change Event or combination of proximate (in time, purpose, cause and effect, and/or the identity of the parties involved) Ownership Change Events (collectively, a “Transaction”) wherein the shareholders of the Corporation immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Corporation’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Corporation or the corporation or corporations to which the assets of the Corporation were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Corporation or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. An Ownership Change Event means (i) the direct or indirect sale, exchange or transfer of the voting stock of the Corporation, (ii) a merger or consolidation in which the Corporation is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Corporation, or (iv) a liquidation or dissolution of the Corporation. The Board shall have sole discretion to determine whether any particular facts and circumstances constitute an Ownership Change Event or a Transaction, and its determination shall be final, binding and conclusive. For the avoidance of doubt, the Company’s initial public offering shall not constitute a Change in Control.

(e) Ability to Cash out Options. Notwithstanding anything to the contrary in this Section 10, in the event of a Change in Control, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the holders of Options, without any consent of such holders, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the value as determined by the Administrator of the consideration payable per Share pursuant to the Change in Control (the “Sale Price”) times the number of Shares subject to outstanding Options being cancelled (to the extent then vested and exercisable, including by reason of acceleration in connection with such Change in Control as may be contemplated herein, at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding vested and exercisable Options.

11. Vesting of Shares.

(a) Vesting. Shares shall become vested as specified in the option agreement. Shares acquired on exercise of an option shall first be attributable to vested Shares, then unvested Shares. Shares shall cease to vest at the time of termination of Service.

(b) Unvested Share Repurchase Right. Shares acquired under the Plan that have not vested may be repurchased by the Corporation at the lesser of the original exercise price or the Shares fair market value (as such value is determined in the sole discretion of the Administrator) if the Optionee’s Service with the Company is terminated for any reason or no reason, with or without Cause (as defined in Section 9(e)). The Corporation may assign any unvested Share repurchase right it may have, whether or not then exercisable, to such person or persons as may be selected by the Corporation. The Corporation may require the Optionee to place certificates for any unvested Shares in escrow under reasonable terms established by the Administrator.

(c) Change in Control. Upon the occurrence of a Change in Control, the unvested Share repurchase right shall lapse to the same extent as options become exercisable pursuant to Section 10.

(d) Exercise of Unvested Share Repurchase Right. The unvested Share repurchase right may be exercised by written notice to Optionee within 90 days after termination of Optionee’s Service (or exercise of the option, if later). If notice is not given within such 90- day period, the repurchase option shall terminate unless the parties have extended the time for its exercise. Cash payment (or cancellation of purchase money indebtedness) must be made by the thirtieth (30th) day after the date of the written notice to Optionee of the exercise of the repurchase right.

12. Vested Share Restrictions.

(a) Transferability. The provisions of this Section 12(a) shall apply only with respect to awards granted on or following December 18, 2013, unless an Optionee consents that the provisions of this Section 12(a) shall apply with respect to any awards granted prior to such date. Vested Shares may not be transferred, assigned, pledged, or otherwise disposed of or encumbered, unless the Optionee or other holder of such Shares obtains the prior written consent of the Corporation upon resolutions duly approved by the Board, which consent may be withheld in its sole discretion. Notwithstanding the foregoing, the provisions of this section 12(a) shall not apply to the following transactions:

(i) the transfer by an Optionee without consideration of any Shares made for bona fide estate planning purposes to such Optionee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons control the management of assets, and any other entity in which these persons own more than fifty percent of the voting interests; provided, however, that any such trust does not require or permit distribution of any Shares during the term of the option agreement unless subject to its terms; provided further, that the Optionee may not transfer any of the Shares to any person whom the Corporation reasonably determines is a director competitor or a potential competitor of the Company; or

(ii) upon the death of the Optionee, any Shares then held by the Optionee at the time of such death and any Shares acquired after the Optionee’s death by the Optionee’s legal representative shall be subject to the provisions of this Plan, and the Optionee’s estate, executors, administrators, personal representatives, heirs, legatees and distributees shall be obligated to convey such Shares to the Corporation or its assigns under the terms contemplated by the Plan and the option agreement.

(iii) In the case of any transfer consented to by the Corporation or described in Sections (i) and (ii) above or otherwise, the transferee, assignee, or other recipient shall receive and hold the Shares subject to the provisions of this Section 12(a) and there shall be no further transfer of such Shares except in accordance with this Section 12(a).

(b) Right of First Refusal. In the sole discretion of the Administrator and subject to Section 12(a) above, an option agreement may provide that, in the event the Optionee proposes to sell, pledge, or otherwise transfer any vested Share or any interest in such Share to a bona fide third-party offeror, the Corporation shall have a right of first refusal with respect to such Share. If Optionee desires to transfer any vested Share, Optionee shall provide a written notice to the Corporation describing all material terms of the proposed transfer, and executed by the Optionee and the offeror. Such notice must constitute a binding commitment of the parties with respect to the proposed transfer. The Corporation may elect to purchase all of the Shares subject to the notice by notifying the Optionee, in writing within thirty (30) days of receiving the notice constituting a binding commitment. The purchase price paid by the Corporation shall be the price per Share proposed to be paid in the notice of binding commitment, and shall be paid within sixty (60) days after the date the notice of binding commitment was received by the Corporation. The Corporation may assign any right of first refusal it may have to such person or persons as may be selected by the Corporation. The right of first refusal shall terminate upon the effective date of the Corporation’s initial public offering.

(c) Lockup Agreement. The Corporation (or a representative of the Corporation’s underwriter(s)) may, in connection with an underwritten registration of the offering of any securities of the Corporation, require that Optionee not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Shares or other securities of the Corporation held by Optionee, for a period of time specified by the underwriter(s) (not to exceed 180 days) following the effective date of registration. Optionee will execute and deliver such other agreements that are reasonably requested by the Corporation or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto, and the Corporation may impose stop-transfer instructions with respect to Optionee’s Shares until the end of such specified period.

13. Securities Law Compliance.

(a) General Rules. The grant of options and the issuance of Shares upon exercise of options shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. Options may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, no option may be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the option be in effect with respect to the Shares issuable upon exercise of the option, or (ii) in the opinion of legal counsel to the Corporation, the Shares issuable upon exercise of the option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Corporation to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Corporation’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Corporation of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained.

(b) Conditions of Exercise. As a condition to the exercise of any option, the Corporation may require Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Corporation.

(c) Compliance with Rule 701 and Section 25102(o). The Plan is intended to satisfy all requirements of Rule 701 under the Securities Act of 1933 and California Corporations Code §25102(o) with respect to offers and sales that would otherwise violate Federal and California securities law (including the requirement that Optionees receive financial statements at least annually), and any such requirement is hereby incorporated into the Plan to effect that intent.

14. Miscellaneous.

(a) No Right to an Option. Nothing in the Plan shall be construed to give any person any right to be granted an option.

(b) No Employment Rights. Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will utilize Optionee’s services for any period of time, or in any position, or at any particular rate of compensation.

(c) No Shareholders’ Rights. Optionee shall have no rights as a shareholder with respect to the Shares covered by his or her options until the date of the issuance to him or her of a share certificate for the Shares, and no adjustment will be made for dividends or other rights for which the record date is prior to the date the certificate is issued except as provided in Section 6(e).

(d) Claims. Any person who makes a claim for benefits under the Plan or under any option agreement entered into pursuant to the Plan shall file the claim in writing with the Administrator. Written notice of the disposition of the claim shall be delivered to the claimant within 60 days after filing. If the claim is denied, the Administrator’s written decision shall set forth (i) the specific reason or reasons for the denial, (ii) a specific reference to the pertinent provisions of the Plan or option agreement on which the denial is based, and (iii) a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary. No lawsuit may be filed by the claimant until a claim is made and denied pursuant to this subsection.

(e) Attorneys’ Fees. In any legal action or other proceeding brought by either party to enforce or interpret the terms of the option agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

(f) Confidentiality. The terms and conditions of the option agreement, including without limitation the number of Shares for which the option is granted, are confidential. Optionee shall not disclose the terms of the option to any third party, except to Optionee’s financial or legal advisors, tax preparer or family members, unless disclosure is required by law.

(g) Corporation Free to Act. An option grant shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of any member of the Company or any issue of bonds, debentures, or preferred or preference stocks affecting the Shares or the rights thereof, or of any rights, options, or warrants to purchase any capital stock of the Corporation, or the dissolution or liquidation of the Corporation, any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings of the Corporation, whether of a similar character or otherwise.

(h) Substitution or Assumption. Where an option (the “Old Option”) to purchase stock of a corporation (other than the Corporation) that is a party to a transaction described in Section 6(e) is outstanding, and the grantee of the Old Option would have been eligible to be granted an option under this Plan if such corporation had applied Section 5 of this Plan to the grant of the Old Option, the Administrator may either (i) substitute a new option under this Plan for the Old Option or (ii) assume the Old Option under this Plan. The exercise price and the number and nature of shares subject to the substituted or assumed option will be determined by applying Section 6(e) to the Old Option. Substituted or assumed options shall be evidenced by a written agreement as described in Section 6(a) and shall be treated as granted under this Plan for purposes of applying the limit on the number of shares specified in Section 4.

(i) Severability. If any provision of the Plan or option agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, that provision shall be enforced to the greatest extent permitted by law, and the remainder of this Plan and option agreement and of that provision shall remain in full force and effect as applied to other persons, places, and circumstances.

(j) Governing Law. This Plan and the option agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts wholly made and performed in the State of California.

15. Initial Public Offering.

(a) If the Corporation becomes a “publicly held corporation” within the meaning of Code §162(m)(2) and the grace period referred to in Reg. §1.162-27(f) has expired, (i) the Board may make the Administrator a compensation committee of two or more Board members each of whom is an “outside director” within the meaning of Code §162(m)(4)(C)(i), and (ii) the maximum number of Shares with respect to which options may be granted during any calendar year to any one employee is the number specified in Section 4, unless the Board is willing to forgo a tax deduction.

(b) If the Shares become registered pursuant to Section 12 of the Securities Exchange Act of 1934, the Board may make the Administrator the Board or a committee of “non-employee directors” within the meaning of Rule 16b-3 under such Act.

(c) If the Shares become listed on any established stock exchange or other market system, (i) the applicable requirements of any such exchange or market shall be hereby incorporated by reference, and (ii) unless otherwise determined by the Administrator, the fair market value of Share shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Shares) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

(d) If the Shares become registered under the Securities Act of 1933, Sections 12(a) and 13(c) shall no longer apply.

16. Effective Date of the Plan. The Plan will become effective upon adoption of the Board, subject to approval by the Corporation’s shareholders within twelve (12) months of such adoption. Options may be granted under the Plan at any time after the Plan’s adoption and before the termination of the Plan. The Plan shall terminate on the 10th anniversary of its adoption.

17. Amendment of the Plan. The Board may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the Corporation’s shareholders no revision or amendment shall change the number of Shares subject to the Plan (except as provided in Section 6(e)), change the designation of the class of persons eligible to receive options, or materially increase the benefits accruing to Optionees under the Plan.